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                                                               Exhibit 99.1


                             PITT-DES MOINES, INC.

               3400 Grand Avenue, Pittsburgh, Pennsylvania 15225
                       412-331-3000    FAX: 412-331-7403


                                  NEWS RELEASE

      For further information, contact:  T. R. Lloyd, General Counsel or
                     R. A. Byers, Vice President, Finance


          PITT-DES MOINES, INC. TO APPEAL VERDICT IN POST OFFICE TRIAL


PITTSBURGH, PA, July 31, 1997 -- Pitt-Des Moines, Inc. (AMEX: PDM) said today it will appeal a jury's verdict in the trial related to the November 1993 accident at the United States Postal Service building in Chicago. The Company believes the trial court ruled incorrectly on various factual and legal issues before and during the course of the trial. These errors are the basis for the Company's appeal which will be filed with the United States 7/th/ Circuit Court of Appeals. In its appeal the Company will ask the Court of Appeals to reverse the trial court's rulings and to order a new, fair trial.

"We deny wrongdoing in this tragic incident, and we believe that today's verdict will be overturned on appeal," said Tom Lloyd, General Counsel for PDM. "We have a strong case and an excellent safety record, which we intend to defend vigorously."

PDM said its commitment to providing safe working conditions for its employees and subcontractors continues to be at the heart of its operations. The Company administers aggressive safety programs at all of its jobsites and strictly adheres to the policies and procedures of the Occupational Safety and Health Administration.

Pitt-Des Moines, Inc. (PDM (R)) is a diversified engineering and construction company that also processes and distributes a broad range of carbon and steel products. PDM has sales offices and plant facilities located primarily in the United States.